Exhibit 99.1

Leadis Technology Appoints Tony Alvarez as President and Chief Executive Officer

SUNNYVALE, Calif. (November 29, 2005) Leadis Technology, Inc. (Nasdaq: LDIS), a leading mixed-signal semiconductor developer of display driver ICs for small panel color displays, today announced the appointment of Antonio R. (Tony) Alvarez as President and Chief Executive Officer, effective immediately. Mr. Alvarez is a veteran with over 25 years experience in the semiconductor industry, most recently as Senior Vice President Memory and Imaging Products Division at Cypress Semiconductor. Mr. Alvarez has also been elected to Leadis Technology’s Board of Directors.

“We are delighted to have attracted someone of Mr. Alvarez’s caliber to Leadis Technology,” said Mr. Lip-Bu Tan, Leadis’ lead director and chairman of Walden International. “Mr. Alvarez’s excellent record in growing businesses makes him ideally suited to guide and direct Leadis’ expansion strategy.”

For the past seven years, Mr. Alvarez was responsible for Cypress’ SRAM, non-volatile memory and imaging products. During his tenure, he led the successful growth of their SRAM business in becoming a leading supplier, expanded the imaging business via acquisitions, and effectively incubated their specialty DRAM business. Mr. Alvarez served as Cypress’ Senior Vice President of Research and Development from 1989 to 2001, during which time he was responsible for all process technology development. Prior to joining Cypress, Mr. Alvarez held various technical engineering positions at Motorola, Inc. Mr. Alvarez holds bachelors and masters degrees in Electrical Engineering from Georgia Institute of Technology and currently serves on its Electrical Engineering Department’s Advisory Board.

Effective immediately, Dr. Steve Ahn assumes the role of Executive Vice President of Leadis Technology and President of Leadis Technology Korea, and he will remain a member of the Board of Directors. Dr. Ahn founded Leadis in May 2000 and had been its Chief Executive Officer since its inception. “I am proud to have led Leadis from its formative stage to being a leader in the driver IC market,” said Dr. Ahn. “I am pleased to have an experienced industry veteran taking over as CEO to lead the company in its next phase of growth.”

“I am excited to start a new journey with Leadis Technology,” said Mr. Alvarez. “My experience in innovative product and business development translates well into my new role here. Dr. Ahn and his team have done a great job guiding Leadis from its start-up phase through a period of phenomenal growth, to becoming a public company with strong balance sheet, all in just a few short years. I look forward to working with this talented team to take Leadis through its next stages of growth and to increase the company’s value for our shareholders.”

About Leadis Technology, Inc.

Leadis Technology, Inc., headquartered in Sunnyvale, California, designs, develops and markets mixed-signal semiconductors that enable and enhance the features and capabilities of small panel color displays used in mobile handset and consumer electronic devices. Leadis’ core products are highly integrated, color display driver ICs that are critical components of displays used in mobile handsets and consumer electronic devices. As a leading supplier of color display driver ICs, Leadis continues to innovate and introduce new products for all handset display technologies such as OLED, CSTN and TFT with advanced features to further enhance the visual communication experience for the user.

Cautionary Language

This press release contains forward-looking statements regarding the Company’s business and management transition. The forward-looking statements are subject to risk and uncertainties that could affect the success of the Company’s business, its ability to develop new products, and expand its market presence, as well as the transition of new management. The risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K filed with the SEC on March 25, 2005, and Form 10-Q for the quarter ended September 30, 2005, both of which are available at www.leadis.com. The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of new information becoming available or to reflect events or circumstances after the date hereof. (LDISG)